Exhibit 99.1

One of the Largest Pickleball Facilities in the World
Coming to Scottsdale
Development deal includes intended home for USA Pickleball, bolstering Arizona’s reputation as a premier sports and tourism destination

Scottsdale, Ariz., November 6, 2023 – PURE Pickleball™ announced its plans to co-develop a world-class pickleball facility near Talking Stick Resort & Casino™. Arizona-based entrepreneurs, Kevin J. Berk, Brett Warner, Kent S. Berk, and David Warner signed a joint venture agreement with Caliber (Nasdaq: CWD; CaliberCos Inc.) to jointly develop an 11-acre site that is widely considered to be at the epicenter of the most active player community in the sport. Caliber, a real estate investor, developer, and manager, is creating a Qualified Opportunity Zone fund for the single purpose of investment in this business, which means qualified investors will be able to invest in this pickleball venture directly or via Caliber’s diversified funds.

“Caliber has a rich history of investing in communities by developing properties and destinations that meet their growing needs,” said Brian Snider, Senior Vice President, Real Estate for Caliber. “The demand for pickleball continues to exceed all expectations. We are very excited to be a part of this project and believe there is strong interest in the opportunity to invest in such a promising venture. We see opportunity for growth in this concept nationwide.”

“Pickleball is more than just a game; it’s a national phenomenon with 48 million people projected to play pickleball this year,” said Kevin J. Berk. “PURE Pickleball will cement Scottsdale, Arizona as the best place to learn, play, and spectate this amazing sport.”

“Over the past year, the PURE Pickleball team has engaged with us on their ambitious plans to create an entirely new class of pickleball venue,” said Justin Maloof, Chief Operating Officer for USA Pickleball, the National Governing Body. “At this time, we are announcing PURE Pickleball is our intended future home, permanent headquarters and official National Training Center for USA Pickleball.”

PURE Pickleball will claim the title of largest pickleball facility in Arizona and one of the largest facilities in the world when it opens in the fall of 2024. Phase 1 includes 28 over-sized (34’x64’) indoor pickleball courts featuring post-tension construction and premium cushion surfacing. All courts will be privately gated and fenced with professional indirect lighting and high-quality video cameras for streaming matches or recording games. At center stage, is a first-of-its-kind Championship Court (50’x70’) with a wrap-around 500-seat stadium and state-of-the-art production capabilities for televised matches. Other infrastructure under the roof will include a pro shop, café, men’s and women’s locker rooms and private event spaces.

Additional phases include 16 outdoor courts with professional direct lighting, a member clubhouse with restaurant and bar, two rooftop courts for special events, member locker rooms and in-demand amenities, full gym, childcare and after-school tutoring services, and complementary commercial concepts to be announced.

About:
•PURE Pickleball - Founded in 2022 to create premier pickleball facilities around the world, bring innovative pickleball products and services to players, and provide agency to top-ranked pickleball professionals. PURE Pickleball will be located in the Riverwalk Development Project, a 100-acre site in the Salt River Pima Maricopa Indian Community that Caliber is developing into a premier entertainment and mixed-use destination. Visit www.purepickleball.com and subscribe to our newsletter.

•Caliber (CaliberCos Inc.) (NASDAQ: CWD)

With more than $2.9 billion of managed assets, Caliber’s 15-year track record of managing and developing real estate is built on a singular goal: make money in all market conditions. Our growth is fueled by our performance and our competitive advantage: we invest in projects, strategies, and geographies that global real estate institutions do not. Integral to our competitive advantage is our in-house shared services group, which offers Caliber greater control over our real estate and visibility to future investment opportunities. There are multiple ways to participate in Caliber’s success: you can invest in Nasdaq-listed CaliberCos Inc. and/or you can invest directly in our Private Funds.

•USA Pickleball - USA Pickleball is the National Governing Body for the sport of pickleball in the U.S. and provides players with official rules, tournaments, rankings and promotional materials. The association is a nonprofit 501(c)(3) corporation and governed by a board of directors and professional staff who provide the guidance and infrastructure for the continued growth and development of the sport.

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Caliber Media Inquiries:
Kelly McAndrew, Senior Vice President
Financial Profiles
kmcandrew@finprofiles.com
Direct - 203-613-1552

USA Pickleball Media Inquiries:
Melissa Zhang, Director of Communications and Content
mzhang@usapickleball.org

Investment Inquiries:
Ted Aust, VP of Wealth Development
ted.aust@caliberfunds.co
Direct - 480-243-5079

Sponsorships & Partnerships:
Kevin J. Berk, Co-Founder PURE Pickleball
kevin@purepickleball.com
Direct - 480-861-7474